Exhibit 99.1

Contact:

Media: Laurine Jue (509) 495-2510 laurine.jue@avistacorp.com

Investors: Stacey Wenz (509) 495-2046 stacey.wenz@avistacorp.com

Avista 24/7 Media Access (509) 495-4174

Avista Corp. Reports Financial Results for Fourth Quarter and Fiscal Year 2021, Confirms 2022 and 2023 Guidance

SPOKANE, Wash. – Feb. 23, 2022, 4:05 a.m. PST: Avista Corp. (NYSE: AVA) today reported net income of $147.3 million, or $2.10 per diluted share for the year ended Dec. 31, 2021, compared to $129.5 million, or $1.90 per diluted share for the year ended Dec. 31, 2020.

For the fourth quarter of 2021, net income was $50.9 million, or $0.71 per diluted share, compared to $58.7 million, or $0.85 per diluted share for the fourth quarter of 2020.

“Our 2021 consolidated earnings were in the upper half of our guidance range, primarily due to significant gains at our other businesses, exceeding expectations. We expect to continue to have net positive results from these businesses going forward. In 2022, we are excited for our non-regulated subsidiary Avista Edge to roll out its first internet broadband pilot in the City of Cheney, Washington,” said Avista President and CEO Dennis Vermillion.

“Avista Utilities’ earnings were in-line with our revised forecast, which included higher net power supply costs due to below-normal hydro generation, increased power and gas costs, and weather events. AEL&P’s earnings were consistent with expectations.

“In January, we filed a two-year rate plan in Washington. We expect new rates to be implemented in late 2022 and this will be a key driver in our plan to earn our allowed rates of return in 2023 and beyond.

“I applaud the resiliency of our employees and how Avista continues to navigate the evolving pandemic landscape.

“We are confirming our 2022 and 2023 consolidated earnings guidance with ranges of $1.93 to $2.13 per diluted share in 2022, and $2.42 to $2.62 per diluted share in 2023,” Vermillion added.

Summary Results: Avista Corp.’s results for the fourth quarter of 2021 and year ended Dec. 31, 2021, (year-to-date) as compared to the respective periods in 2020 are presented in the table below (dollars in thousands, except per-share data):

	Fourth Quarter		Year-to-Date
	2021	2020	2021	2020
Net Income (Loss) by Business Segment:
Avista Utilities	$44,697	$55,680	$125,558	$124,810
AEL&P	2,408	3,104	7,224	8,095
Other	3,772	(49)	14,552	(3,417)
Total net income	$50,877	$58,735	$147,334	$129,488
Earnings (Loss) per Diluted Share by Business Segment:
Avista Utilities	$0.63	$0.81	$1.79	$1.83
AEL&P	0.03	0.04	0.10	0.12
Other	0.05	—	0.21	(0.05)
Total earnings per diluted share	$0.71	$0.85	$2.10	$1.90

Analysis of 2021 Consolidated Earnings

The table below presents the change in net income and diluted earnings per share for the fourth quarter and the year ended Dec. 31, 2021 as compared to the same periods in 2020, as well as the various factors, shown on an after-tax basis, that caused such change (dollars in thousands, except per-share data):

	Fourth Quarter		Year-to-Date
	Net Income (a)	Earnings per Share	Net Income (a)	Earnings per Share
2020 consolidated earnings	$58,735	$0.85	$129,488	$1.90
Changes in net income and diluted earnings per share:
Avista Utilities
Electric utility margin (including intracompany) (b)	2,955	0.04	4,802	0.07
Natural gas utility margin (including intracompany) (c)	(96)	—	9,652	0.14
Other operating expenses (d)	(7,517)	(0.10)	(8,104)	(0.11)
Depreciation and amortization (e)	(6,506)	(0.09)	(6,042)	(0.09)
Interest expense	(157)	—	(906)	(0.01)
Other	277	—	2,025	0.03
Income tax at effective rate (f)	61	—	(679)	(0.01)
Dilution on earnings	n/a	(0.03)	n/a	(0.06)
Total Avista Utilities	(10,983)	(0.18)	748	(0.04)
AEL&P earnings	(696)	(0.01)	(871)	(0.02)
Other businesses earnings (g)	3,821	0.05	17,969	0.26
2021 consolidated earnings	$50,877	$0.71	$147,334	$2.10

(a) The tax impact of each line item was calculated using Avista Corp.'s statutory tax rate (federal and state combined) of 23.05 percent.

(b) Electric utility margin (operating revenues less resource costs) increased for the fourth quarter and full year and was impacted primarily by the following:

•
General rate increase in Washington, effective April 1, 2020.
•
Customer growth contributed additional retail electric revenue.

•
Increased net power supply costs, primarily due to lower hydroelectric generation and changes in market prices, including the impact of the hot, dry weather conditions experienced in the summer of 2021. For 2021, we had a $7.7 million pre-tax expense under the ERM in Washington, compared to a $6.2 million pre-tax benefit in 2020.

(c) Natural gas utility margin (operating revenues less resource costs) decreased slightly for the fourth quarter and increased for the full year 2021 and was impacted primarily by the following:

•
General rate increases in Oregon, effective Jan. 16, 2021, and Washington, effective April 1, 2020.
•
Higher customer usage and customer growth contributed additional retail natural gas revenue year-to-date.
•
During 2020, we recorded an accrual of $3.5 million for customer refunds related to our 2015 Washington general rate case.

(d) Other operating expenses increased in the fourth quarter of 2021 due in part to the timing of certain expenses in 2021, as well as COVID related regulatory deferrals reducing expenses in the fourth quarter of 2020. The full year of 2021 increase was primarily due to increases in insurance, information technology, and labor and benefit costs, as well as $2.5 million of SmartBurn technology assets disallowed under the Washington general rate case settled in 2021. The increases were partially offset by an accrual recorded in 2020 for disallowed replacement power during an unplanned outage at Colstrip.

(e) Depreciation and amortization increased primarily due to additions to utility plant. For the full year of 2021, this was partially offset by $10.9 million ($8.4 million when tax-effected) of electric tax benefits to offset costs associated with accelerating the depreciation of Colstrip Units 3 & 4 based on a settlement in Washington recorded in the second quarter of 2020.

(f) Our effective tax rate was 7.5 percent for 2021, compared to 5.2 percent for 2020. The increase in the tax rate was primarily due to the offset of deferred income taxes against accelerated depreciation for Colstrip of $8.4 million that was recorded in 2020 impacting the effective tax rates. This was partially offset by the timing of recognition of income taxes related to the Company’s settled general rate cases which allowed for tax flow through treatment for certain items.

(g) For the full year of 2021, earnings at our other businesses increased primarily due to gains on our investments.

Non-Generally Accepted Accounting Principles (Non-GAAP) Financial Measures

The tables above and below include electric utility margin and natural gas utility margin, two financial measures that are considered “non-GAAP financial measures.” Generally, a non-GAAP financial measure is a numerical measure of a company's financial performance, financial position or cash flows that excludes (or includes) amounts that are included (or excluded) in the most directly comparable measure calculated and presented in accordance with GAAP, which for utility margin is utility operating revenues.

The presentation of electric utility margin and natural gas utility margin is intended to enhance the understanding of operating performance. We use these measures internally and believe they provide useful information to investors in their analysis of how changes in loads (due to weather, economic or other conditions), rates, supply costs and other factors impact our results of operations. Changes in loads, as well as power and natural gas supply costs, are generally deferred and recovered from customers through regulatory accounting mechanisms. Accordingly, the analysis of utility margin generally excludes most of the change in revenue resulting from these regulatory mechanisms. We present electric and natural gas utility margin separately below for Avista Utilities since each business has different cost sources, cost recovery mechanisms and jurisdictions, so we believe that separate analysis is beneficial. These measures are not intended to replace utility operating revenues as determined in accordance with GAAP as an indicator of operating performance. Reconciliations of operating revenues to utility margin are set forth below.

The following table presents Avista Utilities' operating revenues, resource costs and resulting utility margin (pre-tax and after-tax) for the three and twelve months ended December 31 (dollars in thousands):

	Operating Revenues	Resource Costs	Utility Margin (Pre-Tax)	Income Taxes (a)	Utility Margin (Net of Tax)
For the three months ended Dec. 31, 2021:
Electric	$273,343	$98,816	$174,527	$40,229	$134,298
Natural Gas	168,148	92,673	75,475	17,397	58,078
Less: Intracompany	(22,664)	(22,664)	—	—	—
Total	$418,827	$168,825	$250,002	$57,626	$192,376
For the three months ended Dec. 31, 2020:
Electric	$242,131	$71,445	$170,686	$39,343	$131,343
Natural Gas	149,270	73,672	75,598	17,424	58,174
Less: Intracompany	(23,042)	(23,042)	—	—	—
Total	$368,359	$122,075	$246,284	$56,767	$189,517
For the twelve months ended Dec. 31, 2021:
Electric	$1,007,052	$337,866	$669,186	$154,248	$514,938
Natural Gas	473,313	242,789	230,524	53,136	177,388
Less: Intracompany	(87,366)	(87,366)	—	—	—
Total	$1,392,999	$493,289	$899,710	$207,384	$692,326
For the twelve months ended Dec. 31, 2020:
Electric	$927,540	$264,595	$662,945	$152,809	$510,136
Natural Gas	435,882	217,902	217,980	50,244	167,736
Less: Intracompany	(85,954)	(85,954)	—	—	—
Total	$1,277,468	$396,543	$880,925	$203,053	$677,872

(a) Income taxes for 2021 and 2020 were calculated using Avista Corp.'s statutory tax rate (federal and state combined) of 23.05 percent.

Liquidity and Capital Resources

Liquidity

As of Dec. 31, 2021, we had $82 million of available liquidity under the Avista Corp. committed line of credit that expires in June 2026. AEL&P also had $25 million of available liquidity under its committed line of credit that expires in November 2024.

In 2021, we issued long term debt of $140 million and common stock of $90 million.

During 2022, we expect to issue $400 million of long-term debt and $120 million of common stock in order to fund planned capital expenditures and maturing long-term debt of $250 million.

During 2023, we expect to issue $110 million of long-term debt and $110 million of common stock to fund planned capital expenditures.

Capital Expenditures and Other Investments

For 2021, Avista Utilities’ capital expenditures were $436 million and AEL&P’s capital expenditures were $4 million.

We expect capital expenditures to total $445 million at Avista Utilities in each of 2022 and 2023, For AEL&P, we expect capital expenditures of $14 million in 2022 and $13 million in 2023.

In addition, we expect to invest $15 million in 2022 and $14 million in 2023 at our other businesses related to non-regulated investment opportunities and economic development projects in our service territory.

2022 and 2023 Earnings Guidance and Outlook

Avista Corp. is confirming its 2022 and 2023 consolidated earnings guidance with ranges of $1.93 to $2.13 per diluted share in 2022, and $2.42 to $2.62 per diluted share in 2023. Our guidance assumes timely and appropriate rate relief in all of our jurisdictions.

In October 2021, we filed a general rate case in Oregon, and in January 2022 we filed multiyear general rate cases in Washington. We expect these cases to provide rate relief toward the end of 2022 and into 2023 and, if new rates are approved at the levels requested, provide the opportunity to earn our allowed return in 2023. In addition, our earnings guidance assumes adequate rate relief in Idaho in the second half of 2023.

We expect Avista Utilities to contribute in the range of $1.81 to $1.97 per diluted share for 2022, and a range of $2.30 to $2.46 per diluted share for 2023. The mid-point of our Avista Utilities’ guidance range does not include any expense or benefit under the ERM. Our 2022 forecast for the ERM is an expense position within the 50 percent customer/50 percent Company sharing band, which is expected to reduce earnings by $0.07 per diluted share. We expect the authorized power supply costs for the ERM to reset in 2023 through the regulatory process to approximate actual power supply costs.

We expect AEL&P to contribute in the range of $0.08 to $0.10 per diluted share for each of 2022 and 2023.

We expect the other businesses to contribute in the range of $0.04 to $0.06 per diluted share for each of 2022 and 2023. Our outlook for the other businesses includes expected earnings on investments, partially offset by costs associated with the Avista Edge pilot project.

Our outlook for Avista Utilities and AEL&P assumes, among other variables, normal precipitation, temperatures, hydroelectric generation, and other operating conditions. Our guidance does not include the effect of unusual or non-recurring items until the effects are known and certain.

NOTE: We will host a conference call with financial analysts and investors on Feb. 23, 2022, at 10:30 a.m. ET to discuss this news release. The call will be available at (855) 806-8606, confirmation number: 9970246#. A simultaneous webcast of the call will be available on our website, www.avistacorp.com. A replay of the conference call will be available through Mar. 02, 2022. Call (855) 859-2056, confirmation number 9970246#, to listen to the replay.

Avista Corp. is an energy company involved in the production, transmission and distribution of energy as well as other energy-related businesses. Avista Utilities is our operating division that provides electric service to 406,000 customers and natural gas to 372,000 customers. Our service territory covers 30,000 square miles in eastern Washington, northern Idaho and parts of southern and eastern Oregon, with a population of 1.7 million. AERC is an Avista subsidiary that, through its subsidiary AEL&P, provides retail electric service to 17,000 customers in the city and borough of Juneau, Alaska. Our stock is traded under the ticker symbol “AVA”. For more information about Avista, please visit www.avistacorp.com.

Avista Corp. and the Avista Corp. logo are trademarks of Avista Corporation.

This news release contains forward-looking statements, including statements regarding our current expectations for future financial performance and cash flows, capital expenditures, financing plans, our current plans or objectives for future operations and other factors, which may affect the company in the future. Such statements are subject to a variety of risks, uncertainties and other factors, most of which are beyond our control and many of which could have significant impact on our operations, results of operations, financial condition or cash flows and could cause actual results to differ materially from those anticipated in such statements.

The following are among the important factors that could cause actual results to differ materially from the forward-looking statements:

Utility Regulatory Risk

state and federal regulatory decisions or related judicial decisions that affect our ability to recover costs and earn a reasonable return including, but not limited to, disallowance or delay in the recovery of capital investments, operating costs, commodity costs, interest rate swap derivatives, the ordering of refunds to customers and discretion over allowed return on investment; the loss of regulatory accounting treatment, which could require the write-off of regulatory assets and the loss of regulatory deferral and recovery mechanisms;

Operational Risk

pandemics (including the current COVID-19 pandemic), which could disrupt our business, as well as the global, national and local economy, resulting in a decline in customer demand, deterioration in the creditworthiness of our customers, increases in operating and capital costs, workforce shortages, losses or disruptions in our workforce due to vaccine mandates, delays in capital projects, disruption in supply chains, and disruption, weakness and volatility in capital markets. In addition, any of these factors could negatively impact our liquidity and limit our access to capital, among other implications; wildfires ignited, or allegedly ignited, by Avista Corp. equipment or facilities could cause significant loss of life and property or result in liability for resulting fire suppression costs, thereby causing serious operational and financial harm; severe weather or natural disasters, including, but not limited to, avalanches, wind storms, wildfires, earthquakes, extreme temperature events, snow and ice storms, and the potential increasing frequency and intensity of such events due to climate change, that could disrupt energy generation, transmission and distribution, as well as the availability and costs of fuel, materials, equipment, supplies and support services; explosions, fires, accidents, mechanical breakdowns or other incidents that could impair assets and may disrupt operations of any of our generation facilities, transmission, and electric and natural gas distribution systems or other operations and may require us to purchase replacement power or incur costs to repair our facilities; explosions, fires, accidents or other incidents arising from or allegedly arising from our operations that could cause injuries to the public or property damage; blackouts or disruptions of interconnected transmission systems (the regional power grid); terrorist attacks, cyberattacks or other malicious acts that could disrupt or cause damage to our utility assets or to the national or regional economy in general, including any effects of terrorism, cyberattacks, ransomware, or vandalism that damage or disrupt information technology systems; work-force issues, including changes in collective bargaining unit agreements, strikes, work stoppages, the loss of key executives, availability of workers in a variety of skill areas, and our ability to recruit and retain employees; changes in the availability and price of purchased power, fuel and natural gas, as well as transmission capacity; increasing costs of insurance, more restrictive coverage terms and our ability to obtain insurance; delays or changes in construction costs, and/or our ability to obtain required permits and materials for present or prospective facilities; increasing health care costs and cost of health insurance provided to our employees and retirees; increasing operating costs, including effects of inflationary pressures; third party construction of buildings, billboard signs, towers or other structures within our rights of way, or placement of fuel containers within close proximity to our transformers or other equipment, including overbuilding atop natural gas distribution lines; the loss of key suppliers for materials or services or other disruptions to the supply chain; adverse impacts to our Alaska electric utility (AEL&P) that could result from an extended outage of its hydroelectric generating resources or their inability to deliver energy, due to their lack of interconnectivity to any other electrical grids and the availability or cost of replacement power (diesel); changing river or reservoir regulation or operations at hydroelectric facilities not owned by us, which could impact our hydroelectric facilities downstream; change in the use, availability or abundancy of water resources and/or rights needed for operation of our hydroelectric facilities;

Cyber and Technology Risk

cyberattacks on the operating systems that are used in the operation of our electric generation, transmission and distribution facilities and our natural gas distribution facilities, and cyberattacks on such systems of other energy companies with which we are interconnected, which could damage or destroy facilities or systems or disrupt operations for extended periods of time and result in the incurrence of liabilities and costs; cyberattacks on the administrative systems that are used in the administration of our business, including customer billing and customer service, accounting, communications, compliance and other administrative functions, and cyberattacks on such systems of our vendors and other companies with which we do business, resulting in the disruption of business operations, the release of private information and the incurrence of liabilities and costs; changes in costs that impede our ability to implement new information technology systems or to operate and maintain current production technology; changes in technologies, possibly making some of the current technology we utilize obsolete or introducing new cyber security risks; insufficient technology skills, which could lead to the inability to develop, modify or maintain our information systems;

Strategic Risk

growth or decline of our customer base due to new uses for our services or decline in existing services, including, but not limited to, the effect of the trend toward distributed generation at customer sites; the potential effects of negative publicity regarding our business practices, whether true or not, which could hurt our reputation and result in litigation or a decline in our common stock price; changes in our strategic business plans, which could be affected by any or all of the foregoing, including the entry into new businesses and/or the exit from existing businesses and the extent of our business development efforts where potential future business is uncertain; wholesale and retail competition including alternative energy sources, growth in customer-owned power resource technologies that displace utility-supplied energy or that may be sold back to the utility, and alternative energy suppliers and delivery arrangements; entering into or growth of non-regulated activities may increase earnings volatility; the risk of municipalization or other forms of service territory reduction;

External Mandates Risk

changes in environmental laws, regulations, decisions and policies, including, but not limited to, regulatory responses to concerns regarding climate change, efforts to restore anadromous fish in areas currently blocked by dams, more stringent requirements related to air quality, water quality and waste management, present and potential environmental remediation costs and our compliance with these matters; the potential effects of initiatives, legislation or administrative rulemaking at the federal, state or local levels, including possible effects on our generating resources, prohibitions or restrictions on new or existing services, or restrictions on greenhouse gas emissions to mitigate concerns over global climate changes; political pressures or regulatory practices that could constrain or place additional cost burdens on our distribution systems through accelerated adoption of distributed generation or electric-powered transportation or on our energy supply sources, such as campaigns to halt fossil fuel fired power generation and opposition to other thermal generation, wind turbines or hydroelectric facilities; failure to identify changes in legislation, taxation and regulatory issues that could be detrimental or beneficial to our overall business; policy and/or legislative changes in various regulated areas, including, but not limited to, environmental regulation, healthcare regulations and import/export regulations;

Financial Risk

weather conditions, which affect both energy demand and electric generating capability, including the impact of precipitation and temperature on hydroelectric resources, the impact of wind patterns on wind-generated power, weather-sensitive customer demand, and similar impacts on supply and demand in the wholesale energy markets; our ability to obtain financing through the issuance of debt and/or equity securities, which could be affected by various factors including our credit ratings, interest rates, other capital market conditions and global economic conditions; changes in interest rates that affect borrowing costs, our ability to effectively hedge interest rates for anticipated debt issuances, variable interest rate borrowing and the extent to which we recover interest costs through retail rates collected from customers; changes in actuarial assumptions, interest rates and the actual return on plan assets for our pension and other postretirement benefit plans, which could affect future funding obligations, pension and other postretirement benefit expense and the related liabilities; the outcome of legal proceedings and other contingencies; economic conditions in our service areas, including the economy's effects on customer demand for utility services; economic conditions nationally may affect the valuation of our unregulated portfolio companies; declining energy demand related to customer energy efficiency, conservation measures and/or increased distributed generation; changes in the long-term climate and weather could materially affect, among other things, customer demand, the volume and timing of streamflows required for hydroelectric generation, costs of generation, transmission and distribution. Increased or new risks may arise from severe weather or natural disasters, including wildfires as well as their increased occurrence and intensity related to changes in climate; industry and geographic concentrations which could increase our exposure to credit risks due to counterparties, suppliers and customers being similarly affected by changing conditions; deterioration in the creditworthiness of our customers;

Energy Commodity Risk

volatility and illiquidity in wholesale energy markets, including exchanges, the availability of willing buyers and sellers, changes in wholesale energy prices that could affect operating income, cash requirements to purchase electricity and natural gas, value received for wholesale sales, collateral required of us by individual counterparties and/or exchanges in wholesale energy transactions and credit risk to us from such transactions, and the market value of derivative assets and liabilities; default or nonperformance on the part of any parties from whom we purchase and/or sell capacity or energy; potential environmental regulations or lawsuits affecting our ability to utilize or resulting in the obsolescence of our power supply resources; explosions, fires, accidents, pipeline ruptures or other incidents that could limit energy supply to our facilities or our surrounding territory, which could result in a shortage of commodities in the market that could increase the cost of replacement commodities from other sources;

Compliance Risk

changes in laws, regulations, decisions and policies at the federal, state or local levels, which could materially impact both our electric and gas operations and costs of operations; and the ability to comply with the terms of the licenses and permits for our hydroelectric or thermal generating facilities at cost-effective levels.

For a further discussion of these factors and other important factors, please refer to our Form 10-K for 2021. The forward-looking statements contained in this news release speak only as of the date hereof. We undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances that occur after the date on which such statement is made or to reflect the occurrence of unanticipated events. New risks, uncertainties and other factors emerge from time to time, and it is not possible for management to predict all of such factors, nor can it assess the impact of each such factor on our business or the extent to which any such factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement.

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Issued by: Avista Corporation